OCI RESOURCES LP

OCI RESOURCES LP ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS

Atlanta, Georgia November 5, 2013 -- OCI Resources LP (the "Partnership", "we", or "OCIR") (NYSE: OCIR) today reported third quarter 2013 earnings results for the period ended September 30, 2013.

Third Quarter 2013 Highlights:

•	Third quarter Earnings per Unit were $0.22 and $0.69 year-to-date. Pro forma third quarter Earnings per Unit were $0.40 and $1.31 year-to-date.

•
Reported $23.0 million of EBITDA for the quarter; year-to-date September 30, 2013 EBITDA of $72.2 million. EBITDA attributable to OCIR was $10.1 million for the quarter; $35.0 million year-to-date. Pro forma EBITDA attributable to OCIR was $11.7 million for the quarter; $36.8 million year-to-date.

•	Third quarter revenue of $105.6 million decreased 5.7% over the prior year quarter; year-to-date revenue of $324.6 million decreased 6.5% versus 2012 period.

•	Results were impacted by both scheduled and unscheduled maintenance outages in September.

Fourth Quarter 2013 Outlook:

•	We expect improving international demand to positively impact volumes in the quarter.

•	Total revenues expected to increase approximately 10% sequentially, driven by higher volumes and improving prices in Asia.

•	Favorable improvement from federal royalty rate changing from 6% to 4%.

Financial Highlights	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except per unit amounts)	2013	2012	2013	2012
Soda ash volume sold (millions of short tons)	0.597	0.611	1.835	1.797
Revenue	$105.6	$112.0	$324.6	$347.2
Net Income	$13.9	$23.9	$45.2	$79.3
Net Income attributable to OCIR	$4.4	$8.2	$13.8	$27.8
Basic and Diluted Earnings per Unit	$0.22		$0.69
Pro Forma Basic and Diluted Earnings per Unit	$0.40		$1.31
EBITDA	$23.0	$33.9	$72.2	$110.9
EBITDA attributable to OCIR (1)	$10.1	$17.3	$35.0	$56.3
Pro Forma EBITDA attributable to OCIR (1)	$11.7	$17.5	$36.8	$56.8
(1) See non-GAAP reconciliation of EBITDA

Kirk Milling, CEO, commented “Our third quarter operating performance and our EBITDA of $23.0 million were below our expectations. We experienced several unforeseen headwinds during the third quarter including volume that shifted out of the third quarter into the fourth quarter, a large amount of product that moved into lower priced markets, and an unplanned outage in our mine that led to lower production levels. However, international pricing began to improve in the third quarter as ANSAC's price increase announcement gained traction.”

"We remain optimistic regarding our expectations for fourth quarter 2013 results. Market reports in October indicate sharp increases in soda ash prices in Asia. In addition, OCIR will also begin to realize the benefit of the federal royalty reduction legislation which went into effect on October 2nd. We are confident about the prospects for our business going forward, as both prices and sales volumes of soda ash are expected to increase."

THIRD QUARTER 2013 RESULTS

Revenues were $105.6 million in the third quarter 2013, compared to $112.0 million in the prior-year quarter, a decrease of 5.7% over prior-year quarter. Overall decline in both international and domestic sales contributed to this decline. Domestic sales for the three months ending September 30, 2013 totaled $47.3 million, while international sales totaled $58.3 million for the same period. In the three months ended September 30, 2012, domestic sales were $50.4 million, and international sales were $61.6 million. International sales volume, including non-ANSAC sales, increased by 1% over the prior year quarter, but price per ton declined 6.3%. Domestic sales were lower than the corresponding 2012 quarter as volumes were down 8.5% in the three months ending September 30, 2013 versus the same period in 2012. The decline was primarily due to lower container glass demand in the 2013 quarter. The third quarter volume decline more than offset higher prices of 2.5%.

Soda ash volume in short tons was 597.1 thousand during the three months ending September 30, 2013 versus 610.9 thousand during the prior-year quarter; year-to-date soda ash volumes in short tons for September 30, 2013 and 2012 were 1,834.6 thousand and 1,796.5 thousand, respectively. International volume for the third quarter 2013 totaled 403.3 thousand short tons, while domestic volume totaled 193.8 thousand short tons. The ore to ash ratio for both the three and nine months ending September 30, 2013 was 1.62. In 2012, the ore to ash ratio for the three months and nine months ending September 30, 2012 was 1.56 and 1.59 respectively. Based upon our mine plan sequencing, we experienced lower ore grades in 2013 than in 2012. When processing lower grade ore, we experience some inefficiencies in our plant operations.

Costs of products sold (including freight costs) were $79.4 million in the third quarter 2013 up 5.9% from prior-year quarter of $75.0 million; year-to-date costs of products sold for September 30, 2013 versus September 30, 2012 was $243.5 million and $227.7 million, respectively. 2013 costs have primarily been adversely affected by increases in both natural gas and electricity prices.
The Partnership is a limited partnership and generally is not subject to federal or certain state income taxes. The Predecessor was subject to income tax and was included in the consolidated income tax returns of OCI Enterprises. Income taxes were allocated to the Predecessor based on separate-company computations of income or loss. The income tax expense for the period ended September 30, 2012 are those of the Predecessor. For the period ended September 30, 2013, included in income tax expense is the expense of the Predecessor through September 17, 2013.
CASH FLOW, DEBT AND QUARTERLY DISTRIBUTION

Cash provided from operations was $71.4 million for the nine months ended September 30, 2013 compared to $74.1 million in prior year. The decrease was driven by the decline in net income from $79.3 million in the first nine months of 2012 to 45.2 million in the first nine months of 2013. This was partly offset by an improvement in working capital ($7.8 million cash provided by changes in working capital during the nine months ended September 30, 2013 compared to the $24.2 million used during the nine months ended September 30, 2012).

Our business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our common and subordinated unitholders and, over time, to increase those quarterly cash distributions.

We intend to pay a prorated distribution covering the period from September 18, 2013 through December 31, 2013, payable on or around February 14, 2014 to unitholders of record on January 30, 2014. Our partnership agreement provides for a minimum quarterly distribution of $0.5000 per unit for each whole quarter, or $2.00 per unit on an annual basis.

On July 18, 2013, OCI Wyoming entered into a $190.0 million senior unsecured revolving credit facility, which we refer to as the OCI Wyoming Credit Facility, with Bank of America, N.A. As of September 30, 2013, we had borrowings outstanding in the amount of $135.0 million on the OCI Wyoming Credit Facility. In addition, on July 18, 2013, the Partnership entered into a $10.0 million senior secured revolving credit facility, of which we currently have no borrowings outstanding.

Capital spending was $10.7 million and $19.7 million during the nine months ended September 30, 2013 and 2012, respectively. Maintenance CAPEX was $9.5 million during the nine months ended September 30, 2013 and $14.3 million during the nine months ended September 30, 2012, while expansion CAPEX was $1.2 million during the nine months ended September 30, 2013 and $5.4 million during the nine months ended September 30, 2012.

RELATED COMMUNICATIONS

OCI Resources LP will host a conference call tomorrow, November 6, 2013 at 8:30 a.m. ET. This conference call will be webcast live and archived for replay on OCI Resources' website at www.ociresources.com. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 86430677. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for two hours after the call's completion for seven days by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 86430677.

ABOUT OCI RESOURCES LP

OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming, L.P., ("OCI Wyoming") one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Partnership’s filings with the SEC. The Partnership undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

NON-GAAP FINANCIAL MEASURES

Unaudited Pro Forma Financial Information

Prior to the IPO, OCI Wyoming's general partner interests were owned 50.49% and 48.51% by OCI Holdings and its subsidiary (the "Predecessor") and Natural Resource Partners L.P. ("NRP"), respectively, with the 1% limited partner interests in OCI Wyoming being held by OCI Wyoming Company ("Wyoming Co."). The Predecessor and Wyoming Co. are commonly controlled by OCI Chemical Corporation. In connection with the IPO, the following transactions (the "Restructuring") were completed:

•	The Predecessor contributed its 50.49% general partner interest in OCI Wyoming to the Partnership.

•
Through a series of transactions between OCI Chemical, its commonly controlled subsidiaries and NRP, the 1% limited partner interest in OCI Wyoming owned by Wyoming Co. was restructured resulting in the Partnership's and NRP's general partner interest in OCI Wyoming being reduced to 40.98% and 39.37%, respectively, and Wyoming Co. and NRP owning a 10.02% and 9.63% limited partner interest in OCI Wyoming.

•	Wyoming Co. contributed its 10.02% limited partner interest to the Partnership in exchange for approximately $65.3 million paid from the net proceeds of the offering.

•
At the conclusion of the restructuring, the Partnership owns a 40.98% general partnership interest and a 10.02% limited partner interest in OCI Wyoming. NRP owns a 39.37% general partner interest and a 9.63% limited partner interest in OCI Wyoming.

The unaudited pro forma financial information, in this release, has been derived from the unaudited condensed consolidated financial statements for the three and nine months ended September 2012 and 2013. Such unaudited pro forma financial information has been prepared to reflect the restructuring and new ownership interest structure of the Partnership's 40.98% general partnership interest and 10.02% limited partner interest, as well as, NRP's 39.37% general partner interest and 9.63% limited partner interest in OCI Wyoming as if such ownership structure had existed as of January 1, 2012. The pro forma financial information also excludes income taxes incurred by the Predecessor as the Partnership is not subject to income taxes. The pro forma financial information is not necessarily indicative of what the actual results of operations or financial position of the Partnership would have been if the transactions had in fact occurred on the date or for the period indicated, nor do they purport to project the results of operations or financial position of the Partnership for any future periods or as of any date.

EBITDA

We define EBITDA as net income (loss) plus net interest expense, income tax, depreciation and amortization, unrealized derivative gains and losses and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. EBITDA is a non-GAAP supplemental financial liquidity and performance measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and cash flow from operations. Our non-GAAP financial measure of EBITDA should not be considered as an alternative to net income or cash flow from operations. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income and cash flows from operations. Investors should not consider EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA may be defined differently by other companies, including those in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Contacts:

OCI Resources LP

Investor Relations
Scott Humphrey, Director of Investor Relations
(770) 375-2387
SHumphrey@ocienterprises.com

Media
Amy McCool
(770) 243-9191
AMcCool@ocienterprises.com

OCI RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
($ and unit data in millions)	September 30, 2013	December 31, 2012
		(Predecessor)
ASSETS
Current assets:
Cash and cash equivalents	$106.8	$22.7
Accounts receivable, net	88.3	89.0
Receivables from affiliates	20.1	26.6
Inventory	44.7	42.1
Other current assets	1.5	0.7
Total current assets	261.4	181.1
Property, plant and equipment, net	237.4	244.5
Other non-current assets	1.4	—
Total assets	$500.2	$425.6
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$4.0
Accounts payable	9.3	13.1
Payables to affiliates	89.5	22.3
Accrued expenses	26.6	26.2
Total current liabilities	125.4	65.6
Long-term debt	155.0	48.0
Reclamation reserve	3.7	3.6
Deferred income taxes	—	36.1
Total liabilities	284.1	153.3
Commitments and Contingencies (See Note 9)
Equity:
Predecessor's net equity	—	130.0
Common unitholders - Public and OCI Holdings (9.8 million units issued and outstanding at September 30, 2013)	98.4	—
Subordinated unitholders - OCI Holdings (9.8 million units issued and outstanding at September 30, 2013)	30.5	—
General partner unitholders - OCI Resource Partners LLC (0.4 million units issued and outstanding at September 30, 2013)	3.5	—
Accumulated other comprehensive loss—interest rate swap	(0.2)	(0.2)
Partners' capital attributable to OCI Resources LP/Predecessor's net equity	132.2	129.8
Noncontrolling interests	83.9	142.5
Total equity	216.1	272.3
Total liabilities and partners'/predecessor's net equity	$500.2	$425.6

OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except per unit data)	2013	2012	2013	2012
		(Predecessor)		(Predecessor)

Net sales	$105.6	$112.0	$324.6	$347.2
Operating costs and expenses:
Cost of products sold	79.4	75.0	243.5	227.7
Selling, general and administrative expenses	3.2	2.9	9.8	8.3
Depreciation and amortization expense	5.9	5.9	18.1	17.9
Total operating costs and expenses	88.5	83.8	271.4	253.9
Operating income	17.1	28.2	53.2	93.3
Other income/(expenses):
Interest income	—	—	—	0.1
Interest expense	(1.1)	(0.3)	(1.8)	(1.1)
Other, net	—	(0.2)	0.9	(0.3)
Total other income/(expense), net	(1.1)	(0.5)	(0.9)	(1.3)
Income before provision for income taxes	16.0	27.7	52.3	92.0
Provision for income taxes	2.1	3.8	7.1	12.7
Net income	$13.9	$23.9	$45.2	$79.3
Net income attributable to noncontrolling interest	9.5	15.7	31.4	51.5
Net income attributable to OCI Resources LP/Predecessor	$4.4	$8.2	$13.8	$27.8
Less: Predecessor net income prior to initial public offering on September 18, 2013	3.9		13.3
Net income attributable to OCI Resources LP subsequent to initial public offering	$0.5		$0.5
Other comprehensive loss:
Interest rate swap	—	—	(0.4)	—
Comprehensive income	13.9	23.9	44.8	79.3
Comprehensive income attributable to noncontrolling interest	9.5	15.7	31.2	51.5
Comprehensive income attributable to OCI Resources LP/Predecessor	$4.4	$8.2	$13.6	$27.8
Less: Predecessor comprehensive income prior to initial public offering on September 18, 2013	3.9		13.1
Comprehensive income attributable to OCI Resources LP subsequent to initial public offering	$0.5		$0.5

Net income per limited partner unit subsequent to initial public offering:
Common	$0.03		$0.03
Subordinated	$0.03		$0.03

Limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	9.8		9.8
Weighted average subordinated units outstanding (basic and diluted)	9.8		9.8

OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
($ in millions)	2013	2012
		(Predecessor)
Cash flows from operating activities:
Net income	$45.2	$79.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18.1	17.9
Deferred income taxes	0.3	1.1
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable	0.7	(4.9)
Inventory	(2.6)	(10.8)
Other current and other non-current assets	(2.4)	(0.1)
Receivable from affiliates	5.9	(18.7)
Increase/(decrease) in:
Accounts payable	(3.8)	0.8
Payables to affiliates	9.5	14.6
Accrued expenses and other liabilities	0.5	(5.1)
Net cash provided by operating activities	71.4	74.1
Cash flows from investing activities:
Capital expenditures	(10.7)	(19.7)
Net cash (used in) investing activities	(10.7)	(19.7)
Cash flows from financing activities:
Proceeds from issuance of common units, net of offering costs	83.3	—
Proceeds from issuance of revolving credit facility	135.0	—
Repayments of long-term debt	(32.0)	(3.0)
Distributions to Predecessor	(72.9)	(20.4)
Distributions to noncontrolling interest	(90.0)	(30.5)
Net cash provided by/(used in) financing activities	23.4	(53.9)
Net increase/(decrease) in cash and cash equivalents	84.1	0.5
Cash and cash equivalents at beginning of period	22.7	26.8
Cash and cash equivalents at end of period	$106.8	$27.3

Supplemental disclosure of cash flow information:
Interest paid during the period	$1.2	$1.1

Supplemental disclosure of non-cash operating activities:
Decrease in receivables from affiliates - Predecessor adjustments	$0.6	$—
Increase in payables to affiliates related to distribution	$83.3	$—
(Decrease) in payables to affiliates - Predecessor adjustments	$(18.9)	$—

OCI RESOURCES LP
EBITDA AND EARNINGS PER UNIT RECONCILIATION
(Unaudited)

Reconciliation of EBITDA to net income	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
($ in millions)
Net Income	$13.9	$23.9	$45.2	$79.3
Add backs:
Depreciation and amortization expense	5.9	5.9	18.1	17.9
Interest expense (net)	1.1	0.3	1.8	1.0
Taxes	2.1	3.8	7.1	12.7
EBITDA	$23.0	$33.9	$72.2	$110.9
Less: EBITDA attributable to noncontrolling interest	12.9	16.6	37.2	54.6
EBITDA attributable to OCI Resources LP/Predecessor	10.1	17.3	35.0	56.3
Less: EBITDA attributable to Predecessor through September 17, 2013	8.9		33.8
EBITDA attributable to OCI Resources LP	$1.2		$1.2

Reconciliation of basic and diluted earnings per unit to pro forma basic and diluted earnings per unit	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
($ in millions)
Basic and diluted earnings per unit	$0.22	$0.69
Add backs:
Income taxes per unit	0.11	0.36
Additional income per unit resulting from restructuring	0.07	0.26
Pro Forma basic and diluted earnings per unit	$0.40	$1.31

OCI RESOURCES LP
PRO FORMA FINANCIAL INFORMATION
(Unaudited)

The following unaudited pro forma financial information has been derived from the unaudited condensed consolidated financial statements for the three and nine months ended September 2012 and 2013. Such unaudited pro forma financial information has been prepared to reflect the restructuring and new ownership interest structure of the Partnership's 40.98% general partnership interest and 10.02% limited partner interest, as well as, NRP's 39.37% general partner interest and 9.63% limited partner interest in OCI Wyoming as if such ownership structure had existed as of January 1, 2012. The pro forma financial information is not necessarily indicative of what the actual results of operations or financial position of the Partnership would have been if the transactions had in fact occurred on the date or for the period indicated, nor do they purport to project the results of operations or financial position of the Partnership for any future periods or as of any date.

PRO - FORMA FINANCIAL INFORMATION	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
($ in millions)
Pro Forma Net income
Net income	$13.9	$23.9	$45.2	$79.3
Add back:
Income taxes(1)	2.1	3.8	7.1	12.7
Pro Forma Net income	16.0	27.7	52.3	92.0
Pro Forma Net income attributable to noncontrolling interest	8.0	13.7	26.1	45.6
Pro Forma Net income attributable to OCI Resources LP	$8.0	$14.0	$26.2	$46.4

Pro Forma Net income per unit (basic and diluted)	$0.40		$1.31

Reconcile Net income to Pro Forma EBITDA
Net income	$13.9	$23.9	$45.2	$79.3
Add backs:
Depreciation and amortization	5.9	5.9	18.1	17.9
Interest expense, net	1.1	0.3	1.8	1.0
Income taxes(1)	2.1	3.8	7.1	12.7
EBITDA	$23.0	$33.9	$72.2	$110.9
Less: Pro Forma EBITDA attributable to noncontrolling interest	$11.3	$16.4	$35.4	$54.1
Pro Forma EBITDA attributable to OCI Resources LP	$11.7	$17.5	$36.8	$56.8

(1)	Reflects the elimination of income taxes incurred by the Predecessor. OCI Resources is a partnership for income tax purposes and is not expected to incur income tax as a publicly traded partnership.